Exhibit 4.3

OFFICERS’ CERTIFICATE

The undersigned, D. Hunt Ramsbottom, Jr. and Geoffrey S. Flagg, do hereby certify that they are the duly appointed Chief Executive Officer and Chief Accounting Officer, respectively, of RENTECH, INC., a Colorado corporation (the “Company”). Each of the undersigned also hereby certifies, pursuant to the Indenture, dated as of April 18, 2006, among the Company, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee (the “Base Indenture”), that:

A.                                   Pursuant to resolutions duly adopted by the Board of Directors (as defined in the Base Indenture) on March 31, 2006 and the Pricing Committee of the Company on April 11, 2006, a series of Securities (as defined in the Base Indenture) to be issued under the Base Indenture has been established (the “Notes”), with the following terms (defined terms used herein and not otherwise defined herein have the meanings set forth in the Base Indenture):

(1)                                  The Notes shall constitute a series of Securities having the title “4.00% Convertible Senior Notes due 2013.”

(2)                                  Definitions. In addition to the definitions set forth in the Base Indenture and elsewhere in this Officers’ Certificate, the terms set forth below shall have the following meanings:

“Applicable Stock Price” means, in respect of any Conversion Date, the arithmetic average of the daily Volume-weighted Average Prices of the Common Stock over the Cash Settlement Averaging Period.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person

“Cash Settlement Averaging Period” means the fifteen Trading Day period:

(a)                                  ending on the second Trading Day preceding the redemption date, if the Company has called the Notes for redemption (regardless of whether the Company has irrevocably elected net share settlement);

(b)                                 ending on the second Trading Day preceding the Maturity Date, with respect to conversion notices received during the period beginning 20 Trading Days preceding the Maturity Date and ending one Trading Day preceding the Maturity Date (whether or not the Company irrevocably elected to make a cash payment of principal upon conversion);

(c)                                  beginning on the Trading Day following the receipt by the Company of a Holder’s conversion notice, if the Company has irrevocably elected to make a cash payment of principal upon conversion and not previously called the Notes for redemption; provided, however, that if the Company has irrevocably elected to make a cash payment of principal upon conversion and such Holder submits its conversion notice during the period beginning 20 Trading Days preceding the Maturity Date and ending one Trading Day preceding the Maturity Date, the Cash Settlement Averaging Period shall end on the second Trading Day preceding the Maturity Date; and

(d)                                 beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period in all other cases.

“Closing Sale Price” as of any date for any security means the closing per share sale price of such security, or if no sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on that date as reported in composite transactions on the principal United States securities exchange on which such security is traded or, if such security is not listed on a United States national or regional securities exchange, as reported by The Nasdaq National Market or any successor or similar quotation service, or if such security is not listed on any such exchange or so quoted, as available in any other over-the-counter market or, if not available in any over-the counter market, as determined in good faith by the Board of Directors.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Conversion Agent” means the office or agency where Notes may be presented for conversion.

“Conversion Date” means the date on which the Note and all of the items required for conversion shall have been delivered to the Conversion Agent and the requirements for conversion have been met.

“Conversion Price” means, as of any date of determination, the product obtained by dividing $1,000 by the Conversion Rate in effect on such date.

“Conversion Rate” means the number of shares of Common Stock issuable upon conversion of a Note.

“Conversion Value” of a Note means the product of the Closing Sale Price of the Common Stock on any date of determination multiplied by the Conversion Rate in effect on such date.

“Coupon Make-Whole Payment” means an amount per Note to be redeemed equal to the present value, computed using a discount rate equal to the Treasury Yield plus 50 basis points, at the date of redemption of all remaining scheduled payments of interest on such Note through April 15, 2011.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Fundamental Change” means the occurrence of any of the following:

(a)                                  any person or group files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or the Company otherwise becomes aware, that such person or group is or has become the beneficial owner, directly or indirectly, of shares of the Company’s voting stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock or has the power, directly or indirectly, to elect a majority of the members of the board of directors of the Company;

(b)                                 the Company consolidates with, or merges with or into, another person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or any person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the persons that beneficially owned directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person in substantially the same proportion amongst themselves as such ownership immediately prior to such transaction;

(c)                                  a majority of the members of the Company’s board of directors are not continuing directors; or

(d)                                 the Common Stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market, any successor or another established automated over-the-counter trading market in the United States.

Notwithstanding the foregoing, a merger or consolidation will be deemed not to be a Fundamental Change if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the Fundamental Change consists of common stock traded on a national securities exchange or quoted on The Nasdaq National Market, any successor or another established automated over-the-counter trading market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such merger or consolidation) and as a result of such transaction or transactions the Notes become convertible solely into such common stock pursuant to paragraph 22 below.

For purposes of the definition of Fundamental Change:

(i)                                     “person” and “group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

(ii)                                  a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indenture;

(iii)                               “beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

(iv)                              “board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

(v)                                 “continuing director” means, as of any date of determination, any member of the Company’s board of directors who was a member of such board of directors on the date of the Indenture, or was nominated for election or elected to such board of directors with the approval of: (1) a majority of the continuing directors who were members of such board at the time of such nomination or election or (2) a nominating committee, a majority of which committee were continuing directors at the time of such nomination or election; and

(vi)                              “voting stock” means any class or classes of Capital Stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

“Fundamental Change Effective Date” means the date on which a Fundamental Change becomes effective.

“Indenture” shall have the meaning ascribed to it in the Base Indenture.

“Market Price” means, as of any date of determination, the average of the Closing Sale Prices of the Common Stock for the twenty Trading Day period ending on the third Business Day prior to such date of determination (if the third Business Day prior to such date of determination is a Trading Day, or if not, then on the last Trading Day prior to the third Business Day).

“Maturity Date” means April 15, 2013.

“Public Acquirer Change in Control” means any transaction described in clause (a) or clause (b) of the definition of Fundamental Change in which the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate ordinary voting power of all shares of such acquirer’s Capital Stock that are entitled to vote generally in the election of directors, but in each case other than the Company, has a class of common stock (the “Acquirer Common Stock”) traded on a United States national securities exchange or quoted on the Nasdaq National Market, any successor or another established automated over-the-counter trading market in the United States or which will be so traded or quoted when issued or exchanged in connection with such change of control.

“Shareholders Rights Plan” means the amended Rights Agreement, effective as of January 18, 2005, by and between the Company and Computershare Trust Company, Inc., as rights agent, as such agreement may be amended from time to time, and any replacement shareholder rights plan.

“Trading Day” means, with respect to any security, (a) if such security is listed or admitted for trading on the New York Stock Exchange, a day on which the New York Stock Exchange is open for business; (b) if such security is quoted on the Nasdaq National Market, a day on which trades may be made on the Nasdaq National Market; or (c) if the applicable security is not so listed or admitted for trading on the New York Stock Exchange and not so quoted on the Nasdaq National Market, a day on which the principal U.S. national or regional exchange on which such security is listed or admitted for trading is open for business, in any such case provided that there is no suspension or limitation of more than one half hour imposed during such day on trading in such security or securities relating to such security.

“Trading Price” means, on any date of determination, the average of the secondary bid quotations per Note obtained by the Trustee for $2,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such date of determination from three independent nationally recognized securities dealers selected by the Company; provided, that if at least three such bids cannot reasonably be obtained, but two bids can reasonably be obtained, then the average of these two bids will be used; provided, further, that if at least two bids cannot reasonably be obtained, but one bid can reasonably be obtained, this one bid will be used. If the Trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of the Notes will be deemed to be less than 98% of the Conversion Value.

“Treasury Yield” means the yield to maturity at the time of computation of the Coupon Make-Whole Payment of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Bays prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term to April 15, 2011; provided, however, that if the then-remaining term to April 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term to April 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Volume-weighted Average Price” means, for any given Trading Day, the daily volume-weighted average price for the Common Stock on the principal trading market on which it trades during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the applicable official open of trading) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading), as reported by Bloomberg Financial Services (or any successor service) through its “Volume at Price” (RTK [Equity] VAP [Go]) functions or, if such price is not available, the market value per share of Common Stock on such day as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. The Volume-weighted Average Price shall be rounded to the nearest whole cent.

(3)                                  The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.7, 2.8, 2.11, 3.6 or 9.6 of the Base Indenture or paragraphs 10(i) or 22(c) below) shall be $50,000,000 provided, however, that if, pursuant to the terms of the Underwriting Agreement, dated as of April 11, 2006, between the Company and the underwriters named therein (the “Underwriters”) relating to the offering of the Notes, the Underwriters exercise their over-allotment option, then the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture shall be increased to the extent of such exercise, up to a maximum of $57,500,000.

(4)                                  The entire outstanding principal of the Notes shall be payable on the Maturity Date.

(5)                                  The date from which interest shall initially accrue shall be April 18, 2006; the “Interest Payment Dates” on which such interest will be payable semiannually in arrears shall be April 15 and October 15 of each year, beginning October 15, 2006; the interest payable on the Notes on any Interest Payment Date shall be paid to the Holders on the preceding April 1 (in the case of interest payable on any April 15) and October 1 (in the case of interest payable on any October 15) (each a “Record Date”), except with respect to any Notes that are converted pursuant to paragraph 22 below prior to the corresponding Interest Payment Date; provided, however, that interest will be paid on the Maturity Date to a person other than the Holder on the Record Date or, in connection with a redemption at the Company’s option pursuant to paragraph 8 below or repurchase at the option of the Holders pursuant to paragraph 10 below, on the redemption date or repurchase date, as the case may be, if it is after a Record Date but on or before the corresponding Interest Payment Date. In any such case, the accrued and unpaid interest will be paid only to the Holder to whom the principal amount is paid. The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(6)                                  Payments in respect of the Notes represented by Global Securities (including principal, premium, if any, and interest) shall be made in immediately available funds to the account of the Depository (or its nominee). Payments in respect of certificated Notes will be paid by check mailed by first-class mail, postage prepaid, to the Holders of record on the applicable Record Date at such address as listed with the Registrar; provided, however, that any Holder with Notes in an aggregate principal amount in excess of $2.0 million will be paid, at such Holder’s written election, by wire transfer of immediately available funds.

(7)                                  Transfer and Exchange. Section 2.7 of the Base Indenture is modified in its entirety with respect to the Notes as follows:

(a)                                  Where Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Trustee shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.11, 3.6 or 9.6 of the Base Indenture).

(b)                                 Neither the Company nor the Registrar nor the Trustee shall be required (i) to issue, register the transfer of, or exchange Notes for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange Notes selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part, or Notes for which the Holder has delivered, and not validly withdrawn, a Fundamental Change Repurchase Notice.

(8)                                  Redemption.

(a)                                  Provisional Redemption. At any time and from time to time prior to April 15, 2011, the Company may redeem any portion of the Notes at a redemption price in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, plus the Coupon Make-Whole Payment, if in the previous 10 Trading Days ending on the Trading Day before the date of the mailing of the provisional redemption notice the Volume-Weighted Average Price of the Common Stock exceeds 150% of the Conversion Price for at least five consecutive Trading Days. The Company shall make the Coupon Make-Whole Payments on all Notes called for redemption prior to April 15, 2011, including Notes converted after the date that the Company mails the notice of redemption. The Coupon Make-Whole Payment for Notes converted shall not be reduced by accrued and unpaid interest.

(b)                                 Optional Redemption. The Notes shall be redeemable, in whole or in part, at any time, and from time to time, on or after April 15, 2011, at the Company’s option, at a redemption price in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

(c)                                  Terms Applicable to Provisional and Optional Redemption.

(i)                                     The Company shall give at least 20 days’ but not more than 60 days’ notice of redemption by mail to Holders. Notes called for redemption are convertible by the Holder until the close of business on the Business Day immediately preceding the redemption date.

(ii)                                  If the Company does not redeem all of the Notes, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method that the Trustee considers fair and appropriate or in accordance with the applicable procedures of the Depository to the extent Notes are held in book-entry form. If any Notes are to be redeemed in part only, the Company will issue a new Note or Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a Holder’s Notes is selected for partial redemption, and the Holder converts a portion of its Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

(iii)                               If the Paying Agent holds cash sufficient to pay the redemption price of the Notes for which a redemption notice has been delivered on the redemption date in accordance with the terms of the Indenture, then, on and after the redemption date, the Notes will cease to be outstanding and interest on such Notes shall cease to accrue, whether or not the Notes are delivered to the Paying Agent. Thereafter, all rights of the Holder shall terminate, other than the right to receive the redemption price upon delivery of the Notes.

(iv)                              In the event of any redemption, the Company will not be required to:

(A)                              issue, register the transfer of or exchange any Note during a period beginning at 9:00 a.m. New York City time 15 days before any selection of Notes for redemption and ending at 5:00 PM New York City time on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed; or

(B)                                register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(9)                                  Sinking Fund. The Notes shall not have the benefit of any sinking fund.

(10)                            Repurchase of Notes at the Option of Holders Upon a Fundamental Change.

(a)                                  In the event of a Fundamental Change, each Holder will have the right, at its option, subject to the requirements of the Indenture, to require the Company to repurchase, in whole or in part, such Holder’s Notes in integral multiples of $1,000 principal amount, at a price in cash (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount of such Notes tendered, plus any accrued and unpaid interest to, but not including, the repurchase date. The Company shall repurchase the Notes on a date (the “Fundamental Change Purchase Date”) that is not less than 20 nor more than 45 Business Days after the date the Company mails the Fundamental Change Notice (as defined below).

(b)                                 Within 10 Business Days after a Fundamental Change has become effective, the Company shall mail a written notice (the “Fundamental Change Notice” and the date of such mailing, the “Fundamental Change Notice Date”) by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Fundamental Change Purchase Notice (as defined below) to be completed by the Holder and shall state:

(i)                                     the events causing such Fundamental Change;

(ii)                                  the date of such Fundamental Change;

(iii)                               the last date on which a Holder may exercise the repurchase right;

(iv)                              the Fundamental Change Purchase Date;

(v)                                 the Fundamental Change Purchase Price;

(vi)                              the name and address of the Paying Agent and Conversion Agent;

(vii)                           the Conversion Rate applicable on the Fundamental Change Notice Date;

(viii)                        that the Notes as to which a Fundamental Change Purchase Notice has been given may be converted if they are otherwise convertible pursuant to paragraph 22 below only if the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of the Indenture;

(ix)                                that the Notes must be surrendered to the Paying Agent to collect payment;

(x)                                   that the Fundamental Change Purchase Price for any Note as to which a Fundamental Change Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Fundamental Change Purchase Date and the time of surrender of such Note;

(xi)                                the procedures the Holder must follow to exercise its rights under this paragraph 10;

(v)                                 the conversion rights, if any, of the Notes;

(vi)                              the procedures for withdrawing a Fundamental Change Purchase Notice;

(vii)                           that, unless the Company defaults in making payment of such Fundamental Change Purchase Price, interest on Notes surrendered for purchase by the Company will cease to accrue on and after the Fundamental Change Purchase Date; and

(xii)                             the CUSIP number(s) of the Notes.

(c)                                  At the Company’s request, the Trustee shall give the Fundamental Change Notice in the Company’s name and at the Company’s expense; provided, however, that the Company makes such request at least three Business Days (unless a shorter period shall be satisfactory to the Trustee) prior to the date by which such Fundamental Change Notice must be given to the Holder in accordance with this paragraph 10; provided, further, that the text of the Fundamental Change Notice shall be prepared by the Company.

(d)                                 To exercise its right pursuant to this paragraph 10, a Holder must transmit to the Paying Agent a written repurchase notice (a “Fundamental Change Purchase Notice”), and such Fundamental Change Purchase Notice must be received by the Paying Agent no later than the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date. The Fundamental Change Purchase Notice must state:

(i)                                     the certificate number of the Notes to be delivered by the Holder, if applicable;

(ii)                                  the portion of the principal amount of Note to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

(iii)                               that such Notes are being tendered for repurchase pursuant to the provisions of this paragraph 10.

(1)                                                                                  If Notes are not in certificated form, the Fundamental Change Purchase Notice must comply with all applicable Depository procedures. The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice pursuant to this paragraph 10(d).

(e)                                  The Company’s obligation to pay the Fundamental Change Purchase Price for a Note for which a Fundamental Change Purchase Notice has been delivered and not validly withdrawn is conditioned upon delivery of the Note, together with necessary endorsements, to the Paying Agent at any time after the delivery of such Fundamental Change Purchase Notice. The Company shall cause the Fundamental Change Purchase Price for such Note to be paid promptly following the later of the Fundamental Change Purchase Date or the time of delivery of such Note.

(f)                                    If the Paying Agent holds money sufficient to pay the Fundamental Change Purchase Price of a Note for which a Fundamental Change Purchase Notice has been delivered, and not withdrawn pursuant to paragraph 10(g) below, on the

Fundamental Change Purchase date in accordance with the terms of this paragraph 10, then, on and after the Fundamental Change Purchase Date, such Note will cease to be outstanding and interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent. Thereafter, all rights of the Holder shall terminate, other than the right to receive the Fundamental Change Purchase Price upon delivery of such Note.

(g)                                 A Holder may withdraw any Fundamental Change Purchase Notice by delivering to the Paying Agent a written notice of withdrawal prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date. The notice of withdrawal must state:

(i)                                     the certificate numbers of the Notes being withdrawn, if applicable;

(ii)                                  the principal amount of Notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

(iii)                               the principal amount, if any, of the Notes that remain subject to the repurchase notice.

If the Notes are not in certificated form, the withdrawal notice must comply with applicable Depository procedures. The Paying Agent shall promptly notify the Company of the receipt by it of any notice of withdrawal pursuant to this paragraph 10(g).

(h)                                 Prior to 10:00 a.m. New York City time on the Fundamental Change Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent an amount of cash sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof which are to be purchased as of the Fundamental Change Purchase Date.

(i)                                     Any certificated Note which is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not purchased.

(j)                                     When complying with the provisions of this paragraph 10, the Company shall comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, and otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the Notes upon a Fundamental Change.

(k)                                  The Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed for two years, together with interest, if any, thereon, held by them for the payment of the Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Company pursuant to paragraph 10(h) above exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof which the Company is obligated to purchase as of the Fundamental Change Purchase Date, then, promptly after the Business Day following the Fundamental Change Purchase Date, the Trustee shall return any such excess to the Company together with interest, if any, thereon.

(11)                            The Notes shall be issued in denominations of $1,000 and any integral multiple thereof. Except as provided in Section 2.14.2 of the Base Indenture, the Notes shall be issued in the form of a Global Security and the Depository for such Global Security shall be The Depository Trust Company.

(12)                            The Trustee initially shall be the Registrar, Paying Agent and Conversion Agent with respect to the Notes and Wells Fargo Bank, National Association initially shall be the Trustee with respect to the Notes.

(13)                            Payments of the principal and interest shall be made in Dollars, and the Notes shall be denominated in Dollars.

(14)                            The Notes shall be payable on the Maturity Date in an amount equal to the principal amount thereof plus unpaid interest accrued to, but not including, such Maturity Date.

(15)                            Events of Default. In lieu of the Events of Default set forth in Section 6.1 of the Base Indenture, the following shall be Events of Default with respect to the Notes:

(a)                                  a default in the payment when due of any principal of any of the Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(b)                                 a default in the payment of any interest or any Make-Whole Premium (as defined below) or Coupon Make-Whole Payment when due under the Notes, which default continues for 30 days;

(c)                                  a default in the Company’s obligation to satisfy its conversion obligation upon exercise of a Holder’s conversion right, which default continues for 15 days;

(d)                                 a default in the Company’s obligation to provide a Fundamental Change Notice when required by the Indenture;

(e)                                  the failure of the Company to comply with any of its other agreements in the Notes or the Indenture upon receipt of notice to the Company of such default from the Trustee or to the Company and the Trustee from Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, and the Company’s failure to cure (or obtain a waiver of) such default within 60 days after it receives such notice;

(f)                                    the Company or any Significant Subsidiary (as defined below) fails to make any payment of principal in excess of $25 million in respect of indebtedness for borrowed money, when and as the same shall become due and payable, whether at maturity or upon acceleration, and such indebtedness is not paid, or such acceleration is not rescinded, by the end of the 30th day after receipt of notice to the Company of such default from the Trustee or to the Company and the Trustee from Holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

(g)                                 the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)                                     commences a voluntary case;

(ii)                                  consents to the entry of an order for relief against it in an involuntary case;

(iii)                               consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv)                              makes a general assignment for the benefit of its creditors; or

(h)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii)                                  appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of its property; or

(iii)                               orders the liquidation of the Company or any Significant Subsidiary;

and, in any such case, the order or decree remains unstayed and in effect for 60 days.

For purposes of this paragraph 15, notwithstanding Section 1.1 of the Base Indenture, “Significant Subsidiary” means any of Subsidiary of the Company which has: (i) consolidated assets or in which the Company and its other Subsidiaries have investments equal to or greater than 10% of the Company’s total consolidated assets; or (ii) consolidated gross revenue equal to or greater than 10% of the Company’s consolidated gross revenue.

The Company must give the Trustee written notice within 30 days after becoming aware of any Default under the Indenture.

(16)                            The first paragraph of Section 6.2 of the Base Indenture is modified in its entirety with respect to the Notes as follows:  If an Event of Default other than an Event of Default specified in paragraph 15(g) or 15(h) occurs and is continuing, either the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare the principal amount of the Notes then outstanding plus accrued and unpaid interest to be immediately due and payable. Upon such a declaration, such accelerated amount shall be due and payable immediately. If an Event of Default specified in paragraph 15(g) or 15(h) occurs and is continuing, the principal amount plus accrued and unpaid interest shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(17)                            Section 9.1 of the Base Indenture is modified in its entirety with respect to the Notes as follows:  The Company and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of the Holders to:

(a)                                  cure any ambiguity, defect, omission, mistake or inconsistency;

(b)                                 provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)                                  provide for the assumption of the Company’s obligations to Holders in the case of a share exchange, merger or consolidation or sale of all or substantially all of the Company’s assets;

(d)                                 make any change that would provide any additional rights or benefits to Holders or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

(e)                                  add a Guarantor;

(f)                                    comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(g)                                 secure the Notes;

(h)                                 comply with the rules of any applicable securities depositary, including the Depository;

(i)                                     conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” set forth in the Company’s Prospectus Supplement, dated April 11, 2006, relating to the Notes, to the extent that the text of the Indenture or the Notes was intended to be a recitation of the text of such “Description of the Notes”; or

(j)                                     provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture.

(18)                            Section 9.3 of the Base Indenture is modified in its entirety with respect to the Notes as follows:  No amendment, supplement or waiver may be made without the consent of the Holder of each outstanding Note if such amendment, supplement or waiver would:

(a)                                  change the stated maturity of the principal of or the payment date of any installment of interest on the Notes;

(b)                                 reduce the principal amount of, repurchase price or redemption price of, or the Make-Whole Premium, the Coupon Make-Whole Payment or rate of interest on any Note;

(c)                                  reduce the amount of principal payable upon acceleration of the maturity of any Note;

(d)                                 change the currency in which the principal, repurchase price or redemption price or interest with respect to the Notes is payable;

(e)                                  impair the right to institute suit for the enforcement of any payment on, or with respect to, any Note;

(f)                                    modify the provisions with respect to the repurchase rights of the Holders described in paragraph 10 in a manner adverse to Holders;

(g)                                 adversely affect the right of Holders to convert Notes other than as provided in the Indenture;

(h)                                 reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past Defaults or the modification or amendment of the Indenture; or

(i)                                     alter the manner of calculation or rate of accrual of interest, redemption price, repurchase price or the Make-Whole Premium or Coupon Make-Whole Payment on any Note or extend the time for payment of any such amount.

(19)                            The Notes shall initially be issuable only as registered securities in permanent global forms (without coupons). Beneficial owners of interests in the Global Securities may exchange such interests for Notes of like tenor or any authorized form and denomination only in the manner provided in Section 2.14 of the Base Indenture. The Depository Trust Company shall initially be the Depository with respect to each Global Security. The form of such Global Securities attached hereto as Exhibit A is hereby approved.

(20)                            Interest on any Note shall be payable only to the person in whose name that Note (or one or more predecessor Notes thereof) is registered at 5:00 p.m. New York City time, on the Record Date for such interest unless as otherwise provided in paragraph 5.

(21)                            Section 5.1 of the Base Indenture is modified in its entirety with respect to the Notes as follows: the Company may consolidate with or merge into any person or convey, transfer or lease the Company’s properties and assets substantially as an entirety to another person, provided that:

(a)                                  the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(b)                                 such resulting, surviving or transferee person (if other than the Company) assumes all the Company’s obligations under the Notes and the Indenture; and

(c)                                  immediately after giving effect to such transaction, the Company or such resulting, surviving or transferee person (if other than the Company) is not in default under the Indenture.

The Company shall deliver to the Trustee, prior to the consummation of such transaction, an Officers’ Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

(22)                            Conversion.

(a)                                  Conversion Privilege. A Holder may convert its Notes, in whole or in part, into shares of Common Stock at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, unless the Company has redeemed or purchased such Notes, only if the conditions described below in this paragraph 22(a) have been satisfied. Upon conversion, the Company may choose to deliver, in lieu of Common Stock, cash or a combination of cash and Common Stock, as provided in paragraph 22(g). Holders may only convert Notes with a principal amount of $1,000 or an integral multiple of $1,000.

Holders may surrender their Notes for conversion into shares of Common Stock prior to the Maturity Date only under the following circumstances:

(i)                                     Conversion Upon Satisfaction of Market Price Condition. Holders may surrender Notes for conversion into Common Stock on or prior to the Maturity Date during any fiscal quarter of the Company if the Closing Sale Price of the Common Stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding fiscal quarter exceeds 120% of the Conversion Price on such last Trading Day.

For each fiscal quarter, the Company shall determine if the Notes are convertible as the result of the satisfaction of this condition in the preceding fiscal quarter and will promptly notify the Trustee accordingly. The Trustee shall, in turn, notify the Holders in each fiscal quarter as to the satisfaction of this condition.

(ii)                                  Conversion Upon Notice of Redemption. Holders may surrender for conversion a Note called for redemption at any time prior to the close of business on the Business Day immediately prior to the redemption date. However, if a Holder already has delivered a purchase notice or notice of such Holder’s exercise of its option to require the Company to repurchase such Note, such Holder may not surrender such Note for conversion until such Holder has withdrawn that notice in accordance with the Indenture.

(iii)                               Conversion Upon Trading Price of Notes Falling Below the Conversion Value of the Notes. If, during any five consecutive Trading Day period, the average of the Trading Prices of the Notes is less than 98% of the average of the Conversion Values of the Notes during that period, then Holders may surrender Notes for conversion at any time during the following five Trading Days.

(iv)                              Conversion Upon Specified Corporate Transactions. If the Company elects to distribute to all holders of Common Stock:

(A)                              rights or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the declaration date for such distribution (other than a distribution of rights pursuant to the Shareholders Rights Plan); or

(B)                                cash, debt securities or other evidence of indebtedness or other assets, which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the declaration date for the distribution, then the Company shall notify Holders at least 20 days prior to the ex-dividend date for such distribution. Once the Company has given such notice, Holders may surrender Notes for conversion at any time until the earlier of the close of business on the Business Day prior to the ex-dividend date or the Company’s announcement that such distribution will not take place.

(v)                                 Conversion Upon a Fundamental Change. In the event of a Fundamental Change, Holders may surrender Notes for conversion at any time beginning on the Fundamental Change Notice Date until the second Trading Day preceding the related Fundamental Change Purchase Date. If a Holder converts Notes in connection with a

Fundamental Change, such Holder also shall be entitled to receive the payments pursuant to paragraph 22(i) below.

(vi)                              Conversion During Three Months Prior to Maturity. Holders may surrender Notes for conversion at any time on or after January 15, 2013 until the close of business on the Business Day immediately preceding the Maturity Date.

(b)                                 Conversion Rate. The Conversion Rate shall initially be 249.2522 shares of Common Stock per $1,000 principal amount at maturity, subject to adjustment in certain events described in paragraph 22(f) below.

(c)                                  Conversion Procedures. The right of conversion attaching to any Note may be exercised (x) if such Note is represented by a Global Security, by book-entry transfer to the Conversion Agent through the facilities of the Depository, in accordance with the procedures established by the Depository, or (y) if such Note is represented by a certificated Note, by delivery of such Note at the specified office of the Conversion Agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the Conversion Agent. Provisions of this paragraph 22 that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

(i)                                     No separate payment or adjustment will be made for accrued and unpaid interest on a converted Note or for dividends or distributions on any Common Stock issued upon conversion of a Note, except as provided in the Indenture. By delivering to a Holder the number of shares of Common Stock (or cash or a combination of cash and shares of Common Stock, if the Company so elects pursuant to paragraph 22(g) below) issuable upon conversion, together with a cash payment in lieu of any fractional shares, plus any other consideration due upon conversion, the Company shall satisfy its obligation with respect to the conversion of the Notes.

(ii)                                  If a Holder converts Notes after the close of business on a Record Date for an interest payment but prior to the corresponding Interest Payment Date, such Holder will receive on such Interest Payment Date interest accrued on such Notes, notwithstanding the conversion of Notes prior to such Interest Payment Date, assuming such Holder was the holder of record at the close of business on the corresponding Record Date. Each Holder, however, agrees, by accepting a Note, that if such Holder surrenders any Notes for conversion during such period, such Holder shall pay the Company at the time such Holder surrenders its Notes for conversion an amount equal to the interest that will be paid on the Notes being converted on such Interest Payment Date. The preceding sentence does not apply, however, if (A) the Company has specified a redemption date that is after a Record Date for an interest payment but prior to the corresponding Interest Payment Date or that results in conversion prior to such Interest Payment Date, (B) any overdue interest exists at the time of conversion with respect to the Notes being converted, but only to the extent of the amount of such overdue interest, or (C) such Holder surrenders any Notes for conversion after the close of business on the Record Date relating to the final Interest Payment Date.

(iii)                               Notes will be deemed to have been converted immediately prior to the close of business on the Conversion Date. Delivery of shares of Common Stock will be accomplished as soon as practicable following the Conversion Date by delivery to the Conversion Agent of certificates for the relevant number of shares, other than in the case of Holders in book-entry form with the Depository, which shares shall be delivered in accordance with the Depository’s customary practices. A Holder will not be entitled to any rights as a holder of Common Stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

(iv)                              If the last day on which a Note may be converted is a Legal Holiday, the Note may be surrendered on the next succeeding day that is not a Legal Holiday; notwithstanding the forgoing, a Note may not be surrendered for conversion after the Maturity Date.

(v)                                 Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount at maturity to the unconverted portion of the Note surrendered.

(d)                                 Fractional Shares. The Company will not issue fractional shares of Common Stock upon conversion of a Note. Instead, the Company will pay cash based on the current market value of the fractional shares. The current market value of a fractional share shall be determined, to the nearest 1/1,000th of a share, by multiplying the Closing Sale Price of the Common Stock, on the last Trading Day immediately prior to the Conversion Date, of a full share by the fractional amount and rounding the product to the nearest whole cent. Whether fractional shares are issuable upon a conversion will be determined on the basis of the total number of Notes that the Holder is then converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(e)                                  Taxes on Conversion. If a Holder submits a Note for conversion, the Company shall pay all stamp and all other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.

(f)                                    Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment upon the following events:

(i)                                     Adjustment for Change in Common Stock. If, after the date of the Indenture, the Company:

(A)                              pays a dividend or makes another distribution to holders of Common Stock payable in shares of Common Stock;

(B)                                subdivides the outstanding shares of Common Stock into a greater number of shares;

(C)                                combines the outstanding shares of Common Stock into a smaller number of shares; or

(D)                               reclassifies the outstanding shares of Common Stock,

then the conversion privilege and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of Capital Stock of the Company which such Holder would have owned immediately following such action if such Holder had converted the Note immediately prior to such action.

The adjustment shall become effective immediately after the Record Date in the case of a dividend, distribution or subdivision and immediately after the effective date in the case of a combination or reclassification.

If after an adjustment, a Holder may, upon conversion of a Note, receive shares of two or more classes of Capital Stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this paragraph 22 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this paragraph 22.

(ii)                                  Adjustment for Rights Offering. If, after the date of the Indenture, the Company pays a dividend or makes another distribution to all holders of Common Stock of rights or warrants (other than a distribution of rights pursuant to the Shareholders Rights Plan) entitling them for a period of not more than 60 days to subscribe for or purchase Common Stock, or securities convertible into Common Stock, at a price per share or a conversion price per share less than the Closing Sale Price per share on the Record Date for such issuance, the Conversion Rate shall be adjusted in accordance with the formula:

(O + N)

R = R x     -----------------

(O + (N x P)/M)

where:

R = the adjusted Conversion Rate

R = the current Conversion Rate

O = the number of shares of Common Stock outstanding on the Record Date for the distribution to which this clause (ii) is being applied

N = the number of additional shares of Common Stock offered pursuant to the distribution

P = the offering price per share of the additional shares of Common Stock

M = the Market Price

The adjustment shall become effective immediately after the Record Date for the determination of shareholders entitled to receive the rights or warrants to which this clause (ii) applies. If all of the shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants.

No adjustment shall be made under this clause (ii) if the application of the formula stated above in this clause (ii) would result in a value of R that is equal to or less than the value of R.

(iii)                               Adjustment for Non-cash Distributions. If, after the date of the Indenture, the Company pays a dividend or makes another distribution to all holders of Common Stock of shares of its Capital Stock, evidences of indebtedness or other non-cash assets, or rights or warrants (excluding, however, dividends and distributions referred to in clause (i) or (ii) above or clause (v) below, and distributions of rights pursuant to the Shareholders Rights Plan), the Conversion Rate shall be adjusted, subject to the provisions of the last paragraph of this clause (iii), in accordance with the formula:

R x M

R    =     -----------------

(M – F)

where:

R = the adjusted Conversion Rate

R = the current Conversion Rate

M = the Market Price

F = the fair market value (on the Record Date for the distribution to which this clause (iii) applies) of the Capital Stock, evidences of indebtedness or other non-cash assets, or rights or warrants to be distributed in respect of each share of Common Stock in the distribution to which this clause (iii) is being applied

In the event the Company distributes shares of Capital Stock of a Subsidiary of the Company, the Conversion Rate will be adjusted, if at all, based on the market value of the Subsidiary stock so distributed relative to the market value of the shares of Common Stock, as provided in this paragraph. The Board of Directors shall determine fair market values for the purposes of this clause (iii), except that in respect of a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company (a “Spin-off”), the fair market value of the securities to be distributed shall equal the average of the daily Closing Sale Prices of those securities for the five consecutive Trading Days commencing on and including the sixth day of trading of those securities after the effectiveness of the Spin-off. In the event, however, that an underwritten initial public offering of the securities in the Spin-off occurs simultaneously with the Spin-off, fair market value of the securities distributed in the Spin-off shall mean the initial public offering price of such securities and the Market Price shall mean the Closing Sale Price of the Common Stock on the same Trading Day.

The adjustment shall become effective immediately after the Record Date for the determination of shareholders entitled to receive the distribution to which this clause (iii) applies, except that an adjustment related to a Spin-off shall become effective at the earlier to occur of (A) 10 consecutive Trading Days after the effective date of the Spin-off and (B) the initial public offering of the securities distributed in the Spin-off.

In the event that, with respect to any distribution to which this clause (iii) would otherwise apply, the difference “M – F” as defined in the above formula is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by this clause (iii) shall not be made and in lieu thereof the provisions of clause (xi) shall apply to such distribution.

(iv)                              Adjustment for Cash Distributions. If after the date of the Indenture, the Company pays a cash dividend or makes another cash distribution (other than in connection with a liquidation, dissolution or winding up of the Company and other than distributions described in clause (v) below) to all holders of Common Stock, the Conversion Rate shall be increased so that it equals an amount equal to the Conversion Rate in effect at the close of business on the Record Date for the dividend or distribution multiplied by a fraction, the numerator of which is the average of the Volume-weighted Average Price per share of Common Stock for the five consecutive Trading Days ending on the date immediately preceding the “ex” date (as defined below) for such dividend or distribution, and the denominator of which is such average Volume-weighted Average Price per share of Common Stock less the per share amount of such dividend or distribution.

The adjustment shall become effective immediately after the Record Date for the determination of shareholders entitled to receive the distribution to which this clause (iv) applies.

The term “ex” date means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

Notwithstanding the foregoing, in no event will the Conversion Rate exceed 294.1176 shares per $1,000 principal amount of Notes, as adjusted pursuant to clauses (i), (ii) and (iii) above and clause (v) below, as a result of an adjustment pursuant to this clause (iv).

(v)                                 Adjustment for Company Tender Offer. If, after the date of the Indenture, the Company or any Subsidiary of the Company pays cash or other consideration to all holders of Common Stock in respect of a tender or exchange offer for the Common Stock, where such cash and the value of any such other consideration per share of

Common Stock validly tendered or exchanged exceeds the Closing Sale Price per share of the Common Stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, the Conversion Rate shall be increased so that the Conversion Rate equals the product of (A) the Conversion Rate in effect immediately prior to the effectiveness of the Conversion Rate increase contemplated by this clause (v) multiplied by (B) a fraction, the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) multiplied by the Closing Sale Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, and the numerator of which shall be the sum of the fair market value (determined in the manner provided in clause (iii) above) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) plus the product of (x) the number of shares of Common Stock (less any Purchased Shares) at the Expiration Time and (y) the Closing Sale Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

(vi)                              When Adjustment May Be Deferred. Notwithstanding anything in this paragraph 22 to the contrary, no adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 22 shall be made to the nearest cent or to the nearest 1/1,000th of a share, as the case may be.

(vii)                           When No Adjustment Required. The Conversion Rate will not be adjusted:

(A)                              upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)                                upon the issuance of any shares of Common Stock or options, rights or other instruments to purchase or otherwise acquire shares of Common Stock pursuant to any compensatory plan, program or arrangement of or assumed by the Company or any of its Subsidiaries;

(C)                                upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security and outstanding as of the date of the Indenture; or

(D)                               for accrued and unpaid interest.

In addition, no adjustment to the Conversion Rate will be made in respect of any dividend or distribution if the Company provides that the Holders may participate in such dividend or distribution without conversion of the Notes.

(viii)                        Notice of Adjustment. Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice briefly stating the facts requiring the adjustment and the manner of computing it. The notice shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to provide the same to any Holder desiring inspection thereof.

(ix)                                Voluntary Increase. Subject to applicable stock exchange rules and listing standards, the Company shall be permitted to increase the Conversion Rate by any amount for a period of at least 20 days if the Board of Directors determines that such increase would be in the Company’s best interest. The Company shall give Holders at least 15 days’ prior notice of any increase in the Conversion Rate. Subject to applicable stock exchange rules and listing standards, the Company may also increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock in connection with a dividend or distribution of stock or similar event.

(x)                                   Notice of Certain Transactions. If:

(A)                              the Company takes any action that would require an adjustment in the Conversion Rate pursuant to clauses (i), (ii), (iii), (iv) or (v) above (unless no adjustment is to occur pursuant to clauses (vi) or (vii) above);

•                                          the Company takes any action that would require a supplemental indenture pursuant to clause (xi) below; or

•                                          there is a liquidation or dissolution of the Company;

then the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice stating the proposed record date for a dividend, distribution or subdivision or the proposed effective date of a combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The Company shall file and mail the notice at least 10 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

(xi)                                Reorganization of Company; Special Distributions. If the Company is a party to a transaction subject to Section 5.1 of the Base Indenture, or a merger or binding share exchange which reclassifies or changes its outstanding shares of Common Stock, in any such case in which holders of Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock, Holders of

Notes shall thereafter be entitled to convert their Notes into the same type of consideration received by holders of Common Stock immediately following such transaction. In any such case, the Company shall cause the person obligated to deliver such stock, other securities, other property, assets or cash upon conversion of Notes to enter into a supplemental indenture, which shall provide that the Holder of a Note may convert such Note into the kind and amount of stock, other securities, other property, assets or cash which such Holder would have received immediately after such transaction if such Holder had converted the Note immediately before the effective date of such transaction, assuming (to the extent applicable) that such Holder (A) was not a constituent person, or an Affiliate of a constituent person, to such transaction; (B) made no election with respect thereto; and (C) was treated alike with the plurality of non-electing holders of Common Stock. The supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this paragraph 22.

If the Company pays a dividend or makes another distribution to all holders of its Common Stock of shares of its Capital Stock, evidences of indebtedness or other non-cash assets, or rights or warrants that, but for the provisions of the last paragraph of clause (iii) above, would otherwise result in an adjustment in the Conversion Rate pursuant to the provisions of clause (iii), then, from and after the record date for determining the holders of Common Stock entitled to receive such dividend or distribution, a Holder of a Note that converts such Note in accordance with the provisions of the Indenture shall upon such conversion be entitled to receive, in addition to the shares of Common Stock into which such Note is convertible, the kind and amount of shares of Capital Stock, evidences of indebtedness and other non-cash assets, and rights and warrants that such Holder would have received if such Holder had converted such Note immediately prior to the record date for determining the holders of Common Stock entitled to receive such dividend or distribution.

(xii)                             The Holders will receive, upon conversion of the Notes into Common Stock, in addition to the Common Stock, the rights under the Shareholder Rights Plan, whether or not the rights have separated from the Common Stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. Notwithstanding anything to the contrary herein, the Conversion Rate will not otherwise be adjusted as a result of the Shareholders Rights Plan.

(g)                                 Settlement Upon Conversion.

(i)                                     The Company may, in lieu of delivery of shares of Common Stock in satisfaction of its obligation upon conversion of Notes, elect to deliver cash or a combination of cash and shares of Common Stock. The Company shall inform the Holders through the Trustee of the method it has chosen to satisfy its obligation upon conversion:

(A)                              in respect of Notes converted during the period beginning 20 Trading Days preceding the Maturity Date and ending one Trading Day preceding the Maturity Date, no later than 21 Trading Days preceding the Maturity Date;

(B)                                in respect of Notes converted during the period between the day the Company gives notice of redemption and the related redemption date, in the notice of redemption; and

(C)                                in all other cases, no later than two Trading Days following the Conversion Date.

(ii)                                  Except to the extent that the Company has irrevocably elected to make a cash payment of principal upon conversion as set forth in paragraph 22 (h) below, if the Company does not give any notice within the time periods described above as to how it will settle its conversion obligation, the Company shall satisfy its conversion obligation only in shares of Common Stock (and cash in lieu of fractional shares pursuant to paragraph 22 (d) above). If the Company chooses to satisfy any portion of its conversion obligation in cash, the Company shall specify the amount to be satisfied in cash as a percentage of the conversion obligation. The Company shall treat all holders converting on the same Trading Day in the same manner. The Company shall not, however, have any obligation to settle its conversion obligations arising on different Trading Days in the same manner.

(iii)                               Except to the extent the Company has irrevocably elected to make a cash payment of principal upon conversion and unless a Holder is converting Notes in connection with a redemption or during the period beginning 20 Trading Days preceding the Maturity Date and ending one Trading Day preceding the Maturity Date, if the Company elects to satisfy any portion of its conversion obligation in cash (other than cash in lieu of fractional shares pursuant to paragraph 22 (d) above), a Holder may retract its conversion notice at any time during the two Trading Day period beginning on the Trading Day after the Company has notified the Trustee of the method of settlement (the “Conversion Retraction Period”). A Holder may not retract its conversion notice if (i) the Company has irrevocably elected to make a cash payment of principal upon conversion before such Holder delivered its conversion notice; (b) such Holder is converting Notes in connection with a redemption; (c) such Holder is converting Notes during the period beginning 20 Trading Days preceding the Maturity Date and ending one Trading Day preceding the Maturity Date; or (d) the Company does not elect to satisfy any portion of its conversion obligation in cash (other than cash in lieu of fractional shares pursuant to paragraph 22 (d) above).

(iv)                              Settlement solely in shares of Common Stock shall occur as soon as practicable after the Company notifies the Trustee that it has chosen this method of settlement. Settlement in cash or in a combination of cash and shares of Common Stock shall occur on the second Trading Day following the final Trading Day of the Cash Settlement Averaging Period.

(v)                                 The settlement amount shall be computed as follows:

(A)                              If the Company elects to satisfy its entire conversion obligation in shares of Common Stock, the Company shall deliver to the Holder, in accordance with the provisions of the Indenture, a number of shares of Common Stock equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the applicable Conversion Rate; provided that cash will be paid in lieu of any fractional shares in accordance with paragraph 22 (d) above.

(B)                                If the Company elects to satisfy its entire conversion obligation in cash, the Company deliver to the Holder, in accordance with the provisions of the Indenture, cash in an amount equal to the product of:

(x)   a number equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the applicable Conversion Rate; and

 (y)   the Applicable Stock Price.

(C)                                If the Company elects to satisfy its conversion obligation in a combination of cash and shares of Common Stock, the Company shall deliver to the Holder, in accordance with the provisions of the Indenture:

(x)   cash in an amount equal to the percentage of the conversion obligation to be paid in cash multiplied by the amount of cash that would have been calculated pursuant to clause (C) above had the Company elected to satisfy its entire conversion obligation in cash; and

(y)   a number of shares of Common Stock equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000 and multiplied by the applicable Conversion Rate minus (2) the cash amount determined pursuant to the previous bullet divided by the Applicable Stock Price; provided that cash will be paid in lieu of any fractional shares in accordance with paragraph 22 (d) above.

(h)                                 Right to Irrevocably Elect Net Share Settlement Upon Conversion. At any time on or before the 21st Trading Day preceding the Maturity Date, the Company may, in its sole discretion, irrevocably elect to satisfy in cash its conversion obligations with respect to the principal amount of the Notes to be converted after the date of such election, with any remaining amount to be satisfied in cash, shares of Common Stock, or a combination of both at the Company’s option. If the Company makes such election, the Company shall notify the Trustee and the Holders.

If the Company makes such election, the settlement amount will be computed as follows:

(i)                                     a cash amount equal to lesser of (A) the aggregate principal amount of the Notes to be converted or (B) the product of (1) a number equal to (x) the aggregate principal amount of Notes to be converted divided by 1,000 and multiplied by (y) the applicable Conversion Rate and (2) the Applicable Stock Price;

(ii)                                  if the Company elects to satisfy any remaining amount in shares of Common Stock, the Company shall deliver to the Holder, in accordance with the provisions of the Indenture, a number of shares of Common Stock equal to (A) the aggregate principal amount of Notes to be converted divided by 1,000 and multiplied by the applicable Conversion Rate minus (B) the cash amount pursuant to clause (i) above divided by the Applicable Stock Price; provided that cash will be paid in lieu of any fractional shares in accordance with clause (d) above;

(iii)                               if the Company elects to satisfy any remaining amount in cash, the Company shall deliver to the Holder, in accordance with the provisions of the Indenture, cash in an amount equal to the product of (A) a number equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000 and multiplied by (2)(x) the Applicable Conversion Rate minus (y) $1,000 divided by the Applicable Stock Price; and (B) the Applicable Stock Price; and

(iv)                              if the Company elects to satisfy any remaining amount in a combination of cash and shares of Common Stock, the Company shall deliver to the Holder, in accordance with the provisions of the Indenture, such combination in the respective amounts calculated in a manner comparable to that used to settle any conversion (as described above), and with the amount of cash specified by the Company as contemplated in connection with any such conversion.

(i)                                     Payment Upon Conversion Upon a Fundamental Change.

(i)                                     If a Holder converts its Notes at any time beginning at the opening of business on a Fundamental Change Notice Date and ending at the close of business on the second Trading Day immediately preceding the corresponding Fundamental Change Purchase Date, such Holder shall receive:

(A)                              Common Stock, cash or a combination of Common Stock and cash in accordance with paragraph 22(g),  plus

(B)                                a make-whole premium, determined in accordance with this paragraph 22(i) (a “Make-Whole Premium”).

(ii)                                  The Make-Whole Premium, expressed as a percentage of the principal amount of Notes converted, shall be determined by reference to the table below and is based on the Fundamental Change Effective Date and the price the (“Fundamental Change Stock Price”) paid, or deemed to be paid, per share of Common Stock in the transaction constituting the Fundamental Change, subject to adjustment as described below. If holders of Common Stock receive only cash in the Fundamental Change, the Fundamental Change Stock Price shall be the cash amount paid per share. In all other cases, the Fundamental Change Stock Price shall be the average of the Applicable Stock Prices of the Common Stock for the five consecutive Trading Days beginning on the second Trading Day after the Fundamental Change Notice date.

(iii)                               The Company shall pay the Make-Whole Premium solely in shares of Common Stock (other than cash in lieu of fractional shares in accordance with paragraph 22(d) above) or in the same form of consideration into which all or substantially all of the shares of Common Stock have been converted or exchanged in connection with the Fundamental Change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters’ rights). The Make-Whole Premium will be payable on the Fundamental Change Purchase Date with respect to Notes converted in connection with the corresponding Fundamental Change. If holders of the Common Stock receive or have the right to receive more than one form of consideration in connection with such Fundamental Change, then, for purposes of the foregoing, the forms of consideration in which the Make-Whole Premium will be paid will be in proportion to the relative value, determined as described in the following paragraph, of the different forms of consideration paid to holders of the Common Stock in connection with such Fundamental Change.

(iv)                              The value of shares of Common Stock or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the Make-Whole Premium will be calculated as follows:

(A)                              In the case of a Fundamental Change in which all or substantially all of the shares of Common Stock have been, as of the Fundamental Change Effective Date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

(x)                                   securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq Stock Market or any similar system of automated dissemination of quotations of securities prices shall be valued at 98% of the average of the applicable prices of such securities for the five consecutive Trading Days beginning on the second Trading Day after the Fundamental Change Notice Date;

(y)                                 other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the Company; and

(z)                                   100% of any cash.

(B)                                In all other cases, the value of shares of the Common Stock will equal 98% of the average of the Applicable Stock Prices of the Common Stock for the five consecutive Trading Days beginning on the second Trading Day after the Fundamental Change Notice Date.

(v)                                 Notwithstanding the foregoing, in no event shall the value of the Common Stock be less than 50% of the Applicable Stock Price of the Common Stock used to determine the amount of the Make-Whole Premium.

(vi)                              The Fundamental Change Stock Prices set forth in the first column of the following table shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Fundamental Change Stock Prices shall equal the Fundamental Change Stock Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment to the Conversion Rate and the denominator of which is the Conversion Rate as so adjusted.

(vii)                           The following table sets forth the Fundamental Change Stock Price, Fundamental Change Effective Date and Make-Whole Premium (expressed as a percentage of principal amount) upon a conversion in connection with a Fundamental Change:

	Make-Whole Premium (% of Principal Amount) Fundamental Change Effective Date
	April 15,
Stock price	2006	2007	2008	2009	2010	2011	2012	2013
$3.40	15.25	15.25	15.25	15.25	15.25	15.25	0.0	0.0

$3.50	15.01	13.77	12.33	10.57	8.42	6.17	0.0	0.0

$4.00	14.00	12.54	10.76	8.51	5.54	0.25	0.0	0.0

$4.50	13.25	11.64	9.67	7.15	3.79	0.00	0.0	0.0

$5.00	12.68	10.98	8.91	6.25	2.79	0.00	0.0	0.0

$5.50	12.22	10.48	8.35	5.66	2.22	0.00	0.0	0.0

$6.00	11.84	10.09	7.95	5.25	1.92	0.00	0.0	0.0

$6.50	11.53	9.78	7.64	4.98	1.75	0.00	0.0	0.0

$7.00	11.26	9.52	7.40	4.78	1.66	0.00	0.0	0.0

$7.50	11.02	9.30	7.21	4.64	1.60	0.00	0.0	0.0

$8.00	10.80	9.11	7.05	4.53	1.57	0.00	0.0	0.0

$8.50	10.60	8.94	6.91	4.44	1.54	0.00	0.0	0.0

$9.00	10.42	8.78	6.79	4.36	1.52	0.00	0.0	0.0

$9.50	10.24	8.64	6.68	4.30	1.51	0.00	0.0	0.0

$10.00	10.08	8.50	6.58	4.24	1.49	0.00	0.0	0.0

$20.00	7.26	6.24	4.96	3.27	1.17	0.00	0.0	0.0

$30.00	4.87	4.26	3.45	2.33	0.85	0.00	0.0	0.0

$40.00	2.93	2.57	2.11	1.44	0.53	0.00	0.0	0.0

(viii)                        The exact Fundamental Change Stock Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

(A)                              if the Fundamental Change Stock Price is between two Fundamental Change Stock Prices on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Make-

Whole Premium will be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Fundamental Change Stock Prices and the two Fundamental Change Effective Dates, as applicable, based on a 365-day year;

(B)                                if the Fundamental Change Stock Price is equal to or in excess of $40.00 per share (subject to adjustment in the same manner as the Fundamental Change Stock Price), no Make-Whole Premium shall be paid; and

(C)                                if the Fundamental Change Stock Price is less than $3.40 per share (subject to adjustment in the same manner as the Fundamental Change Stock Price), no Make-Whole Premium shall be paid.

(ix)                                Notwithstanding the foregoing, in the case of a Fundamental Change constituting a Public Acquirer Change in Control, the Company may, in lieu of paying the Make-Whole Premium, elect to adjust the Conversion Rate and the related conversion obligation such that, from and after the Fundamental Change Effective Date of such Public Acquirer Change in Control, the right to convert a Note shall be changed into a right to convert a Note into a number of shares of Acquirer Common Stock at the Conversion Rate specified below. The Company may make such election at any time prior to the 20th day immediately preceding the proposed Fundamental Change Effective Date of the Public Acquirer Change in Control, and if made, such election shall be irrevocable. In the event the Company makes such election, upon conversion the Company shall deliver shares of Acquirer Common Stock in the same manner described above in this paragraph 22(i).

(x)                                   If the Company elects to adjust the Conversion Rate in lieu of paying a Make-Whole Premium pursuant to paragraph 21(i)(ix), the Conversion Rate on and following the Fundamental Change Effective Date will be a number of shares of Acquirer Common Stock equal to the product of (A) the Conversion Rate in effect immediately prior to the Fundamental Change Effective Date of such Public Acquirer Change in Control, multiplied by (B) the average of the quotients obtained, for each Trading Day in the Valuation Period (as defined below) of:

(x)                                   the Acquisition Value (as defined below) of the Common Stock on each Trading Day in the Valuation Period, divided by

(y)                                 the Closing Sale Price of the Acquirer Common Stock on each Trading Day in the Valuation Period.

The “Valuation Period” means the ten consecutive Trading Day period commencing on the Trading Day next succeeding the Fundamental Change Effective Date of such Public Acquirer Change in Control. The “Acquisition Value” of the Common Stock means, for each Trading Day in the Valuation Period, the value of the consideration paid per share of Common Stock in connection with such Public Acquirer Change in Control, calculated as follows: (A) 100% of any cash; (B) 100% of the closing sale price of any acquirer common stock on each such Trading Day; and (C) 102% of the fair market value of any other securities, assets or property, as determined by two independent nationally recognized investment banks selected by the Company.

(xi)                                After the adjustment of the Conversion Rate in connection with a Public Acquirer Change in Control pursuant to this paragraph 22(i), the Conversion Rate will be subject to further similar adjustments in the event that any of the events described in this paragraph 21(i) occur thereafter.

(j)                                     Company Determination Final. Any determination that the Company or the Board of Directors must make pursuant to this paragraph 22 shall be conclusive, absent manifest error.

(k)                                  Trustee’s Adjustment Disclaimer. The Trustee has no duty to determine when an adjustment under this paragraph 22 should be made, how it should be made or what it should be. The Trustee has no duty to determine whether a supplemental indenture under paragraph 22(f)(xi) need be entered into or whether any provisions of any supplemental indenture are correct. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes. The Trustee shall not be responsible for the Company’s failure to comply with this paragraph 22. Each Conversion Agent shall have the same protection under this paragraph 22(k) as the Trustee.

(23)                            The Notes shall constitute senior unsecured obligations of the Company. The Notes are not guaranteed by the Guarantors.

B.                                     The form of the Notes attached hereto as Exhibit A is approved.

C.                                     The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

D.                                    Each of the undersigned has read the Indenture and the definitions relating thereto and has examined the resolutions referred to in paragraph A above and the Notes and has made such examination or investigation as is necessary to enable the undersigned to represent as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Notes have been complied with. On the basis of the foregoing, all such conditions precedent have been complied with.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Officer’s Certificate as of the 18th day of April, 2006.

RENTECH, INC.,
a Colorado corporation

By:	/s/ D. Hunt Ramsbottom
D. Hunt Ramsbottom, Jr.
Chief Executive Officer

By:	/s/ Geoffrey S. Flagg
Geoffrey S. Flagg
Chief Accounting Officer